Exhibit 99.1

News Release FINAL

Media Contacts:
Mark Brender	Amy Shanks
GeoEye	LeGrand Hart for GeoEye
(703) 480-9562	(303) 298-8470 ext. 273
brender.mark@geoeye.com	ashanks@legrandhart.com

ORBIMAGE Completes Acquisition of Space Imaging;
Changes Brand Name to GeoEye
DULLES, Va., Jan. 12, 2006 – ORBIMAGE Holdings Inc. (OTCBB: ORBM) has finalized the acquisition of substantially all of Denver-based Space Imaging’s assets. The combined company will now do business under the brand name GeoEye. GeoEye is the world’s largest commercial satellite imagery company with a pro forma combined revenue for 2005 of approximately $160 million. The purchase price was approximately $58.5 million less amounts which were paid by Space Imaging on its existing debt as well as certain other adjustments.
“The much-anticipated consolidation in our industry will result in a stronger and more stable industry that will better serve the needs of its customers,” said Matthew O’Connell, president and chief executive officer of GeoEye. “As we enter this new era in commercial satellite imagery, GeoEye will be a driving force in moving the industry forward. GeoEye will lead the industry because of our advanced technology, innovation, integrity and service to customers and resellers.”
With the combined resources of ORBIMAGE and Space Imaging, GeoEye brings to the market a talented pool of skilled employees with broad subject-matter expertise, national and international resellers, more than a dozen regional affiliates around the globe, the world’s largest commercial archive of map-accurate satellite imagery, and value-added geospatial imagery processing capabilities that are unmatched in the satellite imagery industry.
“Governments can be assured, especially the U.S. Department of Defense and the U.S. intelligence community, that the commercial satellite imaging industry is here to stay,” said. Lt. Gen. (Ret.) James Abrahamson, GeoEye’s chairman.
The company will immediately begin implementing the planned integration of the two companies including operations, IT, administration, sales and marketing, and customer service to ensure a smooth transition for customers, partners and investors. “As we integrate our various operations, we will keep a laser-like focus on the customer. Our combined workforce is 100 percent committed to maximizing company performance and efficiency throughout the integration process,” said O’Connell.
GeoEye operates an industry-leading constellation of three remote-sensing satellites including OrbView-3, IKONOS, and OrbView-2. OrbView-3, the most recent commercial satellite on orbit, offers 1-meter panchromatic (black and white) and 4-meter multispectral (color) digital imagery, which can be down linked to customer ground stations around the world. IKONOS, the world’s first commercial high-resolution satellite, produces 1-meter panchromatic and 4-meter multispectral imagery that can be combined to create a 1-meter color image. OrbView-2 offers 1.1-kilometer resolution with a wide 2,800 kilometer swath taking multispectral imagery of the entire Earth every day. Having two high-resolution satellites available for customers’ orders provides multiple benefits including more frequent visits over an area, larger volume collections in a shorter period of time, and improved overall reliability of operations.
In addition to the above three satellites already in orbit, GeoEye plans to launch a satellite in early 2007 to service a contract with the National Geospatial-Intelligence Agency (NGA). It will have an unprecedented ground resolution of 0.41-meters, and will be the most advanced sub-half-meter commercial imaging satellite in the world. It will collect both panchromatic and multispectral imagery simultaneously and will be able to down link imagery to ground stations around the world. With the launch of this satellite, we expect that customer ground stations around the world will continue to have down linking capability through 2015 or beyond.
GeoEye completed the acquisition and financed this transaction through debt raised at the operating subsidiary level. This debt is structured to be serviced by the operating cash flows of the subsidiary.
Houlihan, Lokey, Howard & Zukin acted as financial advisor to GeoEye.
About GeoEye

Headquartered in Dulles, Va., GeoEye is the world’s largest commercial satellite imagery company, delivering the highest-quality, most accurate imagery and products to better map, measure, monitor and manage the world. GeoEye was formed as a result of ORBIMAGE’s acquisition of Space Imaging in January 2006. The company is the premier provider of geospatial data, information and value-added products for the national security community, strategic partners, resellers and commercial customers. GeoEye operates a constellation of three Earth imaging satellites – OrbView-2, OrbView-3 and IKONOS – and possesses an international network of more than a dozen regional ground stations, a robust image archive, and advanced geospatial imagery processing capabilities that are unmatched in the satellite imagery industry. Its products are the cornerstone of the remote-sensing industry enabling a wide array of applications including intelligence gathering for national security and defense, mapping, local government planning, and natural resources and environmental monitoring. For more information, visit www.geoeye.com.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Securities Exchange Act of 1934, as amended. These forward-looking statements involve known and unknown risks and uncertainties. ORBIMAGE’s actual financial and operational results could differ materially from those anticipated. Additional information regarding these risk factors and uncertainties is described more fully in the Company’s SEC filings. A copy of all SEC filings may be obtained from the SEC’s EDGAR web site, www.sec.gov, or by contacting: William L. Warren, Vice President, General Counsel and Secretary, at 703-480-5672.
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